At the annual meeting of shareholders of MFS Global Asset  Allocation Fund, which was held on November 7, 2001, the following actions were  taken:  Item 1.
  Trustees of the fund were elected as follows:

                              Number of Shares

  Nominee                     For                                    Withhold
                                                                     Authority

  Jeffrey L. Shames       8,052,511.914                             139,685.180
  John W. Ballen          8,053,117.792                             139,079.302
  Lawrence H. Cohn        8,047,741.602                             144,455.492
  J. David Gibbons        8,035,610.130                             156,586.964
  William R.Gutow         8,049,366.350                             142,830.744
  J. Atwood Ives          8,049,876.450                             142,320.644
  Abby M. O'Neill         8,034,725.361                             157,471.733
  Lawrence T. Perera      8,050,792.357                             141,404.737
  William J. Poorvu       8,045,469.063                             146,728.031
  Arnold D. Scott         8,053,117.792                             139,079.302
  J. Dale Sherratt        8,048,857.002                             143,340.092
  Elaine R. Smith         8,049,886.521                             142,310.573
  Ward Smith              8,038,959.865                             153,237.229

  Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

  Number of Shares

  For                                   5,811,764.882
  Against                                 158,371.746
  Abstain                                 225,604.466
  Broker non-votes                      1,996,456.000

  Item 3. The amendment, removal or addition of certain fundamental investment policies.

  Number of Shares

  For                              5,762,185.488
  Against                            175,918.834
  Abstain                            257,636.772
  Broker non-votes                 1,996,456.000

  Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
  Number of Shares

  For                         7,879,293.014
  Against                       113,913.560
  Abstain                       198,990.520
  Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the fund for the fiscal year ending August 31, 2002.
  Number of Shares

  For                           7,956,355.943
  Against                          73,926.677
  Abstain                         161,914.474